Exhibit 99.8

Risk Factors Relating to the Airline Industry and Delta

If we are unsuccessful in reducing our operating expenses and continue to experience significant losses, we will be unable to maintain sufficient liquidity to provide for our operating needs.

     We reported a net loss of $773 million, $1.3 billion and $1.2 billion for the years ended December 31, 2003, 2002 and 2001, respectively. Our unaudited net loss was $2.0 billion for the June 2004 quarter and $2.3 billion for the six months ended June 30, 2004. We expect our revenue and cost challenges to continue.

     Although we have made progress under our profit improvement program, which has a goal of lowering our costs and increasing our revenues, significant increases in aircraft fuel prices and pension and related expense and declining yields have offset a large portion of these benefits. Accordingly, we have now concluded that we will need substantial further reductions to our cost structure in order to achieve viability. Furthermore, our pilot cost structure is significantly higher than that of our competitors and must be substantially reduced in order to compete effectively with both hub-and-spoke airlines and low-cost carriers. We believe that approximately $1 billion in annual pilot cost savings, in addition to significant cost reductions from other stakeholder groups, is essential for us to compete successfully. If we cannot make substantial progress in the near term toward achieving a competitive cost structure that will permit us to regain sustained profitability and access the capital markets on acceptable terms, we will need to seek to restructure our costs under Chapter 11 of the U.S. Bankruptcy Code.

The airline industry has changed fundamentally since the terrorist attacks on September 11, 2001, and our business, financial condition and operating results have been materially adversely affected.

     Since the terrorist attacks of September 11, 2001, the airline industry has experienced fundamental and lasting changes, including substantial revenue declines and cost increases, which have resulted in industry-wide liquidity issues. The terrorist attacks significantly reduced the demand for air travel, and additional terrorist activity involving the airline industry could have an equal or greater impact. Although global economic conditions have improved from their depressed levels after September 11, 2001, the airline industry has continued to experience a reduction in high-yield business travel and increased price sensitivity in customers’ purchasing behavior. In addition, aircraft fuel prices are at near historically high levels. The airline industry has continued to add or restore capacity despite these conditions. We expect all of these conditions will continue.

Bankruptcies and other restructuring efforts by our competitors have put us at a competitive disadvantage.

     Since September 11, 2001, several air carriers have sought to reorganize under Chapter 11 of the U.S. Bankruptcy Code, including United Airlines, the second-largest U.S. air carrier, US Airways, the seventh-largest U.S. air carrier, and several smaller competitors. Since filing for Chapter 11 on August 11, 2002, US Airways has emerged from bankruptcy, but has announced that it is seeking additional cost concessions from its unions. Additionally, American Airlines restructured certain labor costs and lowered its operating cost base. These reorganizations or restructurings have enabled these competitors to significantly lower their operating costs. Our unit costs have gone from being among the lowest of the hub-and-spoke carriers to among the highest, a result that places us at a serious competitive disadvantage.

The airline industry is highly competitive, and if we cannot successfully compete in the marketplace, our business, financial condition and operating results will be materially adversely affected.

     We face significant competition with respect to routes, services and fares. Our domestic routes are subject to competition from both new and established carriers, some of which have substantially lower costs than we do and provide service at lower fares to destinations served by us. Our revenues continue to be materially adversely impacted by the growth of low-cost carriers, with which we compete in most of our markets. Significant expansion by low-cost carriers to our hub airports could have an adverse impact on our business. We also face increasing competition in smaller to medium-sized markets from rapidly expanding regional jet operators. In addition, we compete with foreign carriers, both on interior U.S. routes, due to marketing and codesharing arrangements, and in international markets. If we are not able to make permanent structural changes in the near term to appropriately align our cost structure with the depressed level of revenue we can generate in this business environment, our business, financial condition and operating results will be materially adversely affected.

Our credit ratings have been substantially lowered and, unless we achieve significant reductions in our cost structure, we will be unable to access the capital markets for new borrowings on acceptable terms, which could hinder our ability to operate our business.

     Our business is highly dependent on our ability to access the capital markets. Our access to, and our costs of borrowing in, these markets depend on our credit ratings. Since September 11, 2001, our senior unsecured long-term debt ratings have been lowered to Caa3 by Moody’s, CCC- by S&P and CC by Fitch. All three agencies have stated that their ratings outlook for our senior unsecured debt is negative. Our credit ratings may be lowered further or withdrawn. While we do not have debt obligations that accelerate as a result of a credit ratings downgrade, we believe that we cannot access the capital markets for new borrowings on acceptable terms at this time. If we cannot make substantial progress in the near term toward achieving a competitive cost structure that will permit us to regain sustained profitability and access the capital markets on acceptable terms, we will need to seek to restructure our costs under Chapter 11 of the U.S. Bankruptcy Code.

Our pension plan funding obligations are significant and are affected by factors beyond our control.

     We sponsor qualified defined benefit pension plans for eligible employees and retirees. Our funding obligations under these plans are governed by the Employee Retirement Income Security Act of 1974 (ERISA). We have met our required funding obligations for these plans under ERISA in 2003 and the first six months of 2004.

     Estimates of the amount and timing of our future funding obligations for the pension plans are based on various assumptions. These include assumptions concerning, among other things, the actual and projected market performance of the pension plan assets; future long-term corporate bond yields; statutory requirements; and demographic data for pension plan participants. The amount and timing of our future funding obligations also depend on (1) whether we elect to make contributions to the pension plans in excess of those required under ERISA (such voluntary contributions may reduce or defer the funding obligations we would have absent those contributions) and (2) the level of early retirements by pilots.

     Our estimated pension funding of approximately $460 million for 2004 includes (1) a voluntary contribution of $325 million to our non-pilot pension plan, which we made in the March 2004 quarter; and (2) required contributions totaling approximately $135 million to our pilot pension plans during the year, of which we contributed $85 million during the six months ended June 30, 2004. Our anticipated funding obligations under our pension plans for 2005 and thereafter cannot be reasonably estimated at this time because these estimates may vary materially depending on the assumptions used to determine them and whether we make contributions in excess of those required. Nevertheless, we presently expect that our funding obligations under our pension plans in each of the years from 2005 through 2008 will be significant and could have a material adverse impact on our liquidity.

Our indebtedness and other obligations are substantial and materially adversely affect our business and our ability to incur additional debt to fund future needs.

     We have now and will continue to have a significant amount of indebtedness and other obligations, as well as substantial pension funding obligations. As of June 30, 2004, we had approximately $12.6 billion of total consolidated indebtedness, including capital leases. We also have minimum rental commitments with a present value of approximately $8 billion under noncancelable operating leases with initial or remaining terms in excess of one year. Except for our existing commitments to finance our purchase of regional jet aircraft, we have no available lines of credit. We believe that, unless we achieve significant reductions in our cost structure, we will be unable to access the capital markets for new borrowings on acceptable terms. We plan to use a portion of our cash reserves to pay certain obligations that we previously anticipated would be paid from cash flows from operations. If we cannot make substantial progress in the near term toward achieving a competitive cost structure that will permit us to regain sustained profitability and access the capital markets on acceptable terms, we will need to seek to restructure our costs under Chapter 11 of the U.S. Bankruptcy Code.

     Our substantial indebtedness and other obligations have, and in the future could continue to, negatively impact our operations by:

•	requiring us to dedicate a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the funds available to us for other purposes;

•	making us more vulnerable to economic downturns, adverse industry conditions or catastrophic external events, limiting our ability to withstand competitive pressures and reducing our flexibility in planning for, or responding to, changing business and economic conditions; and

•	placing us at a competitive disadvantage to our competitors that have relatively less debt than we have.

If our pilots retire prior to their normal retirement at age 60 at greater than historical levels, this could disrupt our operations, negatively impact our revenue and increase our pension funding obligations.

     Delta pilots who retire can elect to receive 50% of their pension benefit in a lump sum in connection with their retirement and the remaining 50% as an annuity after retirement. During certain recent months, our pilots have taken early retirement at greater than historical levels, apparently due to (1) a perceived risk of rising interest rates, which could reduce the amount of their lump sum pension benefit; and/or (2) concerns about their ability to receive a lump sum pension benefit if (a) we were to seek to restructure our costs under Chapter 11 of the U.S. Bankruptcy Code and (b) the pension plan is subsequently terminated. If early retirements by pilots occur at greater than historical levels in the future, this could, depending on the number of pilots who retire early, the aircraft types these pilots operate and other factors, disrupt our operations, negatively impact our revenues and increase our pension funding obligations. Approximately 2,000 of our 6,900 pilots are currently at or over age 50 and thus are eligible to retire.

Our business is dependent on the availability and price of aircraft fuel. Significant disruptions in the supply of aircraft fuel or continued periods of historically high fuel costs will materially adversely affect our operating results.

     Our operating results are significantly impacted by changes in the availability or price of aircraft fuel. Fuel prices increased substantially in 2003, when our average fuel price per gallon rose 22% to approximately 81.78¢ as compared to 2002. Our fuel costs represented 14%, 12% and 12% of our operating expenses in 2003, 2002 and 2001, respectively. During the six months ended June 30, 2004, aircraft fuel prices remained near historically high levels, and our average fuel price per gallon was $1.00, a 22% increase compared to the six months ended June 30, 2003. Due to the competitive nature of the airline industry, we do not expect to be able to pass on any increases in fuel prices to our customers by increasing our fares. Furthermore, the impact of lower aircraft fuel prices could be offset by increased price competition, and a resulting decrease in revenues, for all air carriers.

     Our aircraft fuel purchase contracts do not provide material protection against price increases or assure the availability of our fuel supplies. We purchase most of our aircraft fuel from petroleum refiners under contracts that establish the price based on various market indices. We also purchase aircraft fuel on the spot market, from off-shore sources and under contracts that permit the refiners to set the price. To attempt to reduce our exposure to changes in fuel prices, we periodically enter into heating and crude oil derivatives contracts, though we may not successfully manage this exposure. Depending on the type of hedging instrument used, our ability to benefit from declines in fuel prices may be limited. None of our aircraft fuel requirements are currently hedged.

     Although we are currently able to obtain adequate supplies of aircraft fuel, it is impossible to predict the future availability or price of aircraft fuel. Political disruptions or wars involving oil-producing countries, changes in government policy concerning aircraft fuel production, transportation or marketing, changes in aircraft fuel production capacity, environmental concerns and other unpredictable events may result in fuel supply shortages and additional fuel price increases in the future.

Interruptions or disruptions in service at one of our hub airports could have a material adverse impact on our operations.

     Our business is heavily dependent on our operations at the Hartsfield-Jackson Atlanta International Airport and at our other hub airports in Cincinnati, Dallas/Fort Worth and Salt Lake City. Each of these hub operations includes flights that gather and distribute traffic from markets in the geographic region surrounding the hub to other major cities and to other Delta hubs. A significant interruption or disruption in service at the Atlanta Airport or at one of our other hubs could have a serious impact on our business, financial condition and operating results.

We are increasingly dependent on technology in our operations, and if our technology fails or we are unable to continue to invest in new technology, our business may be adversely affected.

     We are increasingly dependent on technology initiatives to reduce costs and to enhance customer service in order to compete in the current business environment. For example, we have made significant investments in check-in kiosks, Delta Direct phone banks and related initiatives across the system. The performance and reliability of our technology are critical to our ability to attract and retain customers and our ability to compete effectively. In this challenging business environment, we may not be able to continue to make sufficient capital investments in our technology infrastructure to deliver these expected benefits.

     In addition, any internal technology error or failure, or large scale external interruption in technology infrastructure we depend on, such as power, telecommunications or the internet, may disrupt our technology network. Any individual, sustained or repeated failure of our technology could impact our customer service and result in increased costs. Like all companies, our technology systems may be vulnerable to a variety of sources of interruption due to events beyond our control, including natural disasters, terrorist attacks, telecommunications failures, computer viruses, hackers and other security issues. While we have in place, and continue to invest in, technology security initiatives and disaster recovery plans, these measures may not be adequate or implemented properly.

The airline industry is subject to extensive government regulation, and new regulations may increase our operating costs.

     Airlines are subject to extensive regulatory and legal compliance requirements that result in significant costs. For instance, the Federal Aviation Administration (FAA) from time to time issues directives and other regulations relating to the maintenance and operation of aircraft that necessitate significant expenditures. We expect to continue incurring expenses to comply with the FAA’s regulations.

     Other laws, regulations, taxes and airport rates and charges have also been imposed from time to time that significantly increase the cost of airline operations or reduce revenues. For example, the Aviation and Transportation Security Act, which became law in November 2001, mandates the federalization of certain airport security procedures and imposes additional security requirements on airports and airlines, most of which are funded by a per-ticket tax on passengers and a tax on airlines. Due to the weak revenue environment, this action has negatively impacted our revenues because we have not been able to increase our fares to pass these fees on to our customers.

     Furthermore, we and other U.S. carriers are subject to domestic and foreign laws regarding privacy of passenger and employee data that are not consistent in all countries in which we operate. In addition to the heightened level of concern regarding privacy of passenger data in the United States, certain European government agencies are initiating inquiries into airline privacy practices. Compliance with these regulatory regimes is expected to result in additional operating costs and could impact our operations and any future expansion.

Our insurance costs have increased substantially as a result of the September 11 terrorist attacks, and further increases in insurance costs or reductions in coverage could have a material adverse impact on our business and operating results.

     As a result of the terrorist attacks on September 11, 2001, aviation insurers significantly reduced the maximum amount of insurance coverage available to commercial air carriers for liability to persons (other than employees or passengers) for claims resulting from acts of terrorism, war or similar events. At the same time, aviation insurers significantly increased the premiums for such coverage and for aviation insurance in general. Under the 2003 Emergency Wartime Supplemental Appropriations Act, the U.S. government is currently providing U.S airlines with war-risk insurance to cover losses, including those of terrorism, to passengers, third parties (ground damage) and the aircraft hull. On July 30, 2004, the Secretary of Transportation directed the Federal Aviation Administration to extend the war-risk insurance currently in force from August 31, 2004 to December 31, 2004. The U.S. government is considering legislative and administrative options to extend some or all of the war-risk insurance provided to U.S. airlines beyond December 31, 2004; however, there can be no assurance that such an extension will occur. The withdrawal of government support of airline war-risk insurance would require us to obtain insurance coverage commercially, which could have substantially less desirable coverage, may not be adequate to protect our risk of loss from future acts of terrorism and may result in a material increase to our operating expenses.

If we experience further losses of our senior management and other key employees, our operating results could be adversely affected, and we may not be able to attract and retain additional qualified management personnel.

     We are dependent on the experience and industry knowledge of our officers and other key employees to execute our business plans. Our deteriorating financial performance creates uncertainty that may lead to departures of our officers and key employees. If we were to experience a substantial turnover in our leadership, our performance could be materially adversely impacted. Additionally, we may be unable to attract and retain additional qualified executives as needed in the future.

Employee strikes and other labor-related disruptions may adversely affect our operations.

     Our business is labor intensive, requiring large numbers of pilots, flight attendants, mechanics and other personnel. Approximately 18% of our workforce is unionized. Strikes or labor disputes with our and our affiliates’ unionized employees may adversely affect our ability to conduct our business. Relations between air carriers and labor unions in the United States are governed by the Railway Labor Act, which provides that a collective bargaining agreement between an airline and a labor union does not expire, but instead becomes amendable as of a stated date. Our collective bargaining agreement with ALPA, which represents our pilots, becomes amendable on May 1, 2005. Our wholly-owned subsidiary, ASA, is in collective bargaining negotiations with ALPA, which represents ASA’s pilots, and with AFA, which represents ASA’s flight attendants. The outcome of these collective bargaining negotiations cannot presently be determined. In addition to the ASA negotiations, if we or our affiliates are unable to reach agreement with any of our unionized work groups on future negotiations regarding the terms of their collective bargaining agreements, or if additional segments of our workforce become unionized, we may be subject to work interruptions or stoppages.

We are facing significant litigation, including litigation arising from the terrorist attacks on September 11, 2001, and if any such significant litigation is concluded in a manner adverse to us, our financial condition and operating results could be materially adversely affected.

     We are involved in legal proceedings relating to antitrust matters, employment practices, environmental issues and other matters concerning our business. We are also a defendant in numerous lawsuits arising out of the terrorist attacks of September 11, 2001. It appears that the plaintiffs in these September 11 actions are alleging that we and many other air carriers are jointly liable for damages resulting from the terrorist attacks based on a theory of shared responsibility for passenger security screening at Logan, Washington Dulles International Airport and Newark Liberty International Airport. These lawsuits, which are in preliminary stages, generally seek unspecified damages, including punitive damages. Although federal law limits the financial liability of any air carrier for compensatory and punitive damages arising out of the September 11 terrorist attacks to no more than the limits of liability insurance coverage maintained by the air carrier, it is possible that we may be required to pay damages in the event of our insurer’s insolvency or otherwise. While we cannot reasonably estimate the potential loss for certain of our legal proceedings because, for example, the litigation is in its early stages or the plaintiff does not specify damages being sought, if the outcome of any significant litigation is adverse to us, our financial condition and operating results could be materially adversely impacted.

We are at risk of losses and adverse publicity stemming from any accident involving our aircraft.

     If one of our aircraft were to crash or be involved in an accident, we could be exposed to significant tort liability. The insurance we carry to cover damages arising from any future accidents may be inadequate. In the event that our insurance is not adequate, we may be forced to bear substantial losses from an accident. In addition, any accident involving an aircraft that we operate or an airline that is one of our codeshare partners could create a public perception that our aircraft are not safe or reliable, which could harm our reputation, result in air travelers being reluctant to fly on our aircraft and harm our business.

Seasonality and other factors impact demand for air travel, and our prior performance is not necessarily indicative of our future results.

     In general, demand for air travel is typically higher in the June and September quarters, particularly in international markets, because there is more vacation travel during these periods than during the remainder of the year. Demand for air travel is also affected by factors such as economic conditions, war or the threat of war, fare levels and weather conditions. In addition, demand for air travel at particular airlines may be impacted from time to time by, among other things, actual or threatened disruptions to operations due to labor issues. Due to these and other factors, operating results for an interim period are not necessarily indicative of operating results for an entire year, and operating results for a historical period are not necessarily indicative of operating results for a future period.